UNITED STATES

             SECURITIES AND EXCHANGE COMMISSION

                   WASHINGTON, D.C.  20549

                        AMENDMENT NO. 1 TO
                            FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(b) OF THE SECURITIES EXCHANGE ACT OF 1934
OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

               Commission File Number:  001-11808



                        CORIMON, C.A.
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          (Exact name of registrant as specified in its charter)


         Calle Hans Neumann, Edificio Corimon, PH
                    Los Cortijos de Lourdes
                    Caracas 1060, Venezuela
                      011-58-212-400-5530
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            (Address, including zip code and telephone number,
              of registrant's principal executive offices)

Common Shares, nominal value Bs 5,000 each

American Depositary Shares evidenced by American Depositary Receipts, each American Depositary Share representing 500 common shares
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            (Title of each class of securities covered by this Form)


                               None
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     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [ ]    Rule 12h-3(b)(1)(i)     [ ]
          Rule 12g-4(a)(1)(ii)    [ ]    Rule 12h-3(b)(1)(ii)    [ ]
          Rule 12g-4(a)(2)(i)     [X]    Rule 12h-3(b)(2)(i)     [ ]
          Rule 12g-4(a)(2)(ii)    [ ]    Rule 12h-3(b)(2)(ii)    [ ]
                                         Rule 15d-6              [ ]


Approximate number of holders of record as of the certification or notice date: 228
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Corimon, C.A. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  July 30, 2004                 By: /s/ Santos Cohen
                                         ------------------------------
                                         Santos Cohen
                                         Chief Executive Officer